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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Prospect Medical Holdings, Inc.

    We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated November 20, 1996, relating to the combined balance sheet of Prospect Medical Holdings, Inc. and Prospect Medical Group, Inc. (predecessor business) as of September 30, 1996 and the related combined statements of operations, stockholders' equity and cash flows for each of the two years then ended, which are contained in that Prospectus.

    We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                          /s/ BDO SEIDMAN, LLP


Los Angeles, California
November 16, 1998